Ex-99.2 a)
                                                                       EXHIBIT I


       MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE WITH THE USAP MINIMUM
                              SERVICING STANDARDS

February 28, 2000

As of and for the year ended December 31, 1999, except as specifically noted below, BA Mortgage, LLC and the Mortgage division of Bank of America, N.A. (collectively, the "Company"), which together comprise an operating division of Bank of America, N.A., has complied in all material respects with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). During the year ended December 31, 1999, the Company's Louisville, Kentucky servicing operations continued to experience significant changes as a result of the acquisition of Boatmen's National Mortgage, Inc. ("Boatmen's"). As a result, certain instance of noncompliance with the Standards occurred. Except as specifically noted, the following instance of noncompliance have been remedied and procedural enhancements continue to be implemented.

o Standard: Custodial bank account and related bank clearing account reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and documented reconciling items shall be resolved from these reconciliations within ninety (90) calendar days of their original identification.

     Certain reconciling items which arose prior to December 31, 1999, and occurred solely in custodial accounts related to certain real estate mortgage investment conduits acquired from Boatmen's, were not cleared within 90 days of identification. Management has taken appropriate measures and has continued to follow an action plan to resolve all outstanding reconciling items which arose during the year ended December 31, 1999. All significant reconciling items which arose from January 1, 1999 through December 31, 1999 have been isolated and reviewed by the Company, and the Company believes these items will not have a material impact on the status of any custodial accounts.



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Management has taken definitive actions and implemented procedures and controls to address and correct the instance of noncompliance which occurred during 1999.

As of and for the year ended December 31, 1999, the Company was covered by Bank of America Corporation's fidelity bond insurance coverage and mortgage servicing errors and omissions insurance coverage in the amounts of $275,000,000 and $275,000,000, respectively.



/s/ Andrew D. Woodward, Jr                     /s/ Daniel F. Hellams
--------------------------                     ---------------------
Andrew D. Woodward, Jr.                        Daniel F. Hellams
Chairman                                       President
Bank of America Mortgage                       Bank of America Mortgage

/s/ Denise C. Sawyer                           /s/ Gary K. Bettin
--------------------                           ------------------
Denise C. Sawyer                               Gary K. Bettin
Chief Financial Officer                        Loan Administration Executive
Bank of America Mortgage                       Bank of America Mortgage

/s/ J. Mark Hanson                             /s/ H. Randall Chestnut
------------------                             -----------------------
J. Mark Hanson                                 H. Randall Chestnut
Senior Vice President                          Senior Vice President
Bank of America Mortgage                       Bank of America Mortgage

                                               /s/ Donald J. Atkins
                                               --------------------
                                               Donald J. Atkins
                                               Executive Vice President
                                               Bank of America Mortgage

Ex-99.2 b)

As of and for the year ended December 31, 1999, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $100 million and $50 million, respectively.

Cendant Mortgage Corporation



/s/ Terence W. Edwards                      /s/ Martin L. Foster
----------------------                      --------------------
Terence W. Edwards                          Martin Foster
President and Chief Executive Officer       Vice President - Servicing
                                            Management Group